Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CM REIT, Inc.
Henderson, Nevada
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 23, 2008, relating to the balance sheet of CM REIT, Inc., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Hancock Askew & Co., LLP
December 23, 2008
Savannah, Georgia